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Exhibit 99.1

PRESS RELEASE		FOR IMMEDIATE RELEASE
December 12, 2001		NEW YORK METRO
CONTACT:	William S. Gorin	NYSE: MFA
Executive Vice President (212) 935-8760 www.mfa-reit.com

America First Mortgage Investments, Inc.
Announces Approval of Merger

NEW YORK, December 12, 2001 / PRNewswire/—America First Mortgage Investments, Inc. (NYSE: MFA) announced today that its shareholders approved the issuance of shares of MFA's common stock pursuant to an agreement and Plan of Merger which provides for MFA's external advisor, America First Mortgage Advisory Corporation, to merge with and into MFA. The proposed merger is expected to become effective on or about January 1, 2002.

Stewart Zimmerman, Chief Executive Officer and President of MFA stated "We believe that becoming a self-advised REIT is an important step in the progress of our company. During 2001, MFA has experienced significant growth in equity, assets, net income and dividends per share. As a self-advised REIT, MFA will reduce its cost structure and we believe will be perceived more favorably in the equity market."

MFA's objective is to generate a high level of income from its portfolio of high-quality adjustable-rate mortgage securities and other assets. As of September 30, 2001, approximately 96% of assets consisted of: mortgage-backed securities guaranteed by an agency of the United States government such as the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"); other securities rated AAA by Standard & Poors Corporation and cash. MFA finances the acquisition of mortgage-backed securities primarily by borrowing at short-term rates using reverse repurchase agreements.

For more information, visit us on the web at www.mfa-reit.com.

Information contained in this Press Release contains "forward-looking statements" relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements.

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  Exhibit 99.1